Exhibit 99.1

Kulicke & Soffa Reports Results for its Third Fiscal Quarter 2007

•	Fourth Quarter Revenue Guidance: $212 Million (26% Q-Q Increase)

•	Q3 Equipment Gross Margins Improved to 41.5%

Fort Washington, PA – July 26, 2007—Kulicke & Soffa Industries, Inc. (Nasdaq: KLIC) today announced financial results for its quarter ended June 30, 2007 (third quarter).

Net revenue from continuing operations for the third quarter was $168.6 million compared to $142.7 million for the previous quarter and $169.9 million for the comparable year-ago quarter.

Income from continuing operations was $5.5 million or $0.08 per diluted share, versus a loss from continuing operations of $2.2 million or $0.04 per diluted share for the previous quarter, and income from continuing operations of $16.3 million or $0.24 per diluted share for the year-ago quarter. Income for the year-ago quarter included a $4.5 million gain on the sale of the Company’s building in Willow Grove.

Included in net revenue from continuing operations for the third quarter is $74.0 million of gold metal content compared to $71.6 million for the previous quarter and $75.3 million for the year-ago quarter. These amounts are included in both our net revenue and cost of sales.

Scott Kulicke, chairman and chief executive officer, commented, “Order activity increased rapidly during the third quarter. Once again, we responded to meet our customers’ rising demand for fast delivery of assembly equipment. We are now increasing our production to meet the higher demand for our ball bonders in the September quarter.” He added, “Our ability to rapidly ramp our products up, or down, is one of the core competencies behind K&S’s leading market position.”

Third Quarter Review:

Key Product Highlights

•	We received the prestigious “Supplier Excellence Award” from Texas Instruments for dedication and commitment in supplying leading technology products and services in calendar 2006.

•	We received a “Best in Class” award from Spansion, which recognized only two suppliers for product excellence and outstanding support to meet its technology goals in 2006.

•

Our new CupraPlus capillary won Advanced Packaging Magazine’s award for Wire Bonding. The award recognizes the CupraPlus’s innovative technology in advancing copper wire bonding in the semiconductor industry.

•

We sampled our new Fortus capillary to customers. This capillary will improve their gold wire bond strength and quality on a variety of plated lead-frame packages. Compared to a conventional capillary, the new product provides improved life-span, greater process robustness, longer uptime and yield throughout the capillary’s life.

Financial Review

•

Our equipment gross margins improved to 41.5% from 40.0% in the second quarter. The higher gross margin was partially due to a higher portion of equipment sales to customers producing logic and analog IC’s.

•	We issued $110 million of new debt with an interest rate of 0.875%, due 2012.

•	Approximately $40 million of the proceeds was used to buy back K&S stock, which will reduce share count by 4.2 million shares.

•	We intend to use the remaining proceeds to retire 0.5% notes, due in 2008.

Guidance for Fourth Fiscal Quarter:

Mr. Kulicke provided the following revenue guidance, “Demand for our products continues to be high. We expect revenue for the September quarter to be about $212 million, assuming current gold prices.”

Earnings Conference Call Details

A conference call to discuss these results will be held today, July 26, 2007 beginning at 9:00 AM EDT. Interested participants may call 877-407-8037 for the teleconference or log on to http://www.kns.com/investors/events for listen-only mode. A replay will be available approximately one hour after the completion of the call by calling toll free 877-660-6853 or internationally 201-612-7415 and using the following replay access codes 5521 (account number) and 248994 (conference number). A replay will also be available on the K&S web site at http://www.kns.com/investors. The replay will be available via phone and web site through September 28, 2007.

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is the world’s leading supplier of semiconductor assembly equipment, materials, and technology. K&S provides wire bonders, capillaries, wire, die bonders, and die collets for all types of semiconductor packages using wire as the internal electrical interconnections. K&S is the only major supplier to the semiconductor assembly industry that provides customers with semiconductor assembly equipment along with the complementing packaging materials and process technology that enable our customers to achieve the highest possible yields and throughput. The ability to provide these assembly related products is unique to K&S, and allows us to develop system solutions to the new technology challenges inherent in assembling and packaging next-generation semiconductor devices. Kulicke & Soffa’s web site address is http://www.kns.com.

Caution Concerning Forward Looking Statements

In addition to historical statements, this press release contains statements relating to future events and our future results. These statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and include, but are not limited to, statements that relate to our future revenue, revenue growth, sales, customer demand, customer sentiment, business conditions, profitability, financial results, unit volumes, product development, release of products, industry forecasts, the semiconductor business cycle, and projected continued demand for our products. While these forward-looking statements represent our judgments and future expectations concerning our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to: the risk of failure to successfully manage our operations; the risk that anticipated orders may not materialize or that orders received may be postponed or canceled, generally without charges; the volatility in the demand for semiconductors and our products and services; the risk that we may not be able to develop and manufacture new products and product enhancements on a timely and cost effective basis; acts of terrorism and violence; overall global economic conditions; risks, such as changes in trade regulations, currency fluctuations, political instability and war, associated with a substantial foreign customer and supplier base and substantial foreign manufacturing operations; potential instability in foreign capital markets; and the factors listed or discussed in Kulicke and Soffa Industries, Inc. 2006 Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. Kulicke & Soffa Industries is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Company Contact: Michael Sheaffer, 215-784-6411, 215-784-6167 fax, msheaffer@kns.com

# # #

KULICKE & SOFFA INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share and employee data)

(Unaudited)

	Three months ended		Nine months ended
	July 1,	June 30,	July 1,	June 30,
	2006	2007	2006	2007
Net revenue	$169,935	$168,625	$534,896	$463,647

Cost of sales	126,331	125,832	380,889	350,454

Gross profit	43,604	42,793	154,007	113,193

Selling, general and administrative	20,742	25,106	62,076	69,667
Research and development	10,043	12,711	28,105	37,066
Gain on sale of assets	(4,544)	—	(4,544)	—

Operating expenses	26,241	37,817	85,637	106,733

Income from operations	17,363	4,976	68,370	6,460

Interest income	1,109	1,827	2,620	4,793
Interest expense	(688)	(712)	(2,492)	(1,952)
Gain on early extinguishment of debt	—	—	4,040	—

Income from continuing operations before income taxes	17,784	6,091	72,538	9,301

Provision for income taxes	1,438	571	8,454	1,822

Income from continuing operations	16,346	5,520	64,084	7,479

Loss from discontinued operations	(1,581)	—	(24,741)	—

Net income	$14,765	$5,520	$39,343	$7,479

Income per share from continuing operations:
Basic	$0.29	$0.10	$1.18	$0.13

Diluted	$0.24	$0.08	$0.95	$0.12

Loss per share from discontinued operations:
Basic	$(0.03)	$—	$(0.46)	$—

Diluted	$(0.02)	$—	$(0.36)	$—

Net income per share:
Basic	$0.26	$0.10	$0.72	$0.13

Diluted	$0.22	$0.08	$0.59	$0.12

Weighted average shares outstanding:
Basic	56,735	56,456	54,422	57,112
Diluted	69,018	68,951	68,739	69,460

Stock-based compensation expense included in continuing operations:
Cost of sales	$88	$58	$540	$191
Selling, general and administrative	757	1,308	2,249	3,136
Research and development	247	348	932	1,246

Total continuing operations	$1,092	$1,714	$3,721	$4,573

Discontinued operations	$9	$—	$628	$—

	Three months ended		Nine months ended
	July 1,	June 30,	July 1,	June 30,
	2006	2007	2006	2007
Additional financial data:
Depreciation and amortization
Continuing operations	$2,148	$2,674	$7,445	$7,440
Discontinued operations	$—	$—	$2,314	$—

Capital expenditures
Continuing operations	$1,915	$1,430	$8,092	$3,737
Discontinued operations	$—	$—	$753	$—

			July 1,	June 30,
			2006	2007
Backlog of orders
Continuing operations			59,000	107,000
Number of employees
Continuing operations			2,477	2,778
Transition personnel			283	—

Note	(1) – Prior period statements of operations and additional financial data have been adjusted to reflect accounting for the sale of the company’s Test business as a discontinued operation in accordance with the requirements of FAS 144.

KULICKE & SOFFA INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

		(Unaudited)
	September 30, 2006	June 30, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$133,967	$175,348
Restricted cash	1,973	—
Short-term investments	21,343	24,210
Accounts and notes receivable, net of allowance for doubtful accounts of $3,068 and $2,288, respectively	120,651	133,542
Inventories, net	47,866	69,737
Current assets of discontinued operations	3,832	—
Prepaid expenses and other current assets	10,446	17,889
Deferred income taxes	3,990	3,990

TOTAL CURRENT ASSETS	344,068	424,716

Property, plant and equipment, net	28,487	38,341
Intangible assets, net of accumulated amortization of $0 and $116, respectively	—	546
Goodwill	29,684	29,790
Other assets	3,262	7,377

TOTAL ASSETS	$405,501	$500,770

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$42,881	$55,271
Accrued expenses	32,970	30,151
Income taxes payable	19,239	17,529

TOTAL CURRENT LIABILITIES	95,090	102,951

Long term debt	195,000	305,000
Other liabilities	10,640	10,796
Deferred taxes	25,465	25,483

TOTAL LIABILITIES	326,195	444,230

SHAREHOLDERS’ EQUITY
Common stock, without par value	277,194	286,493
Treasury stock	—	(40,118)
Accumulated deficit	(191,824)	(184,345)
Accumulated other comprehensive loss	(6,064)	(5,490)

TOTAL SHAREHOLDERS’ EQUITY	79,306	56,540

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$405,501	$500,770

KULICKE & SOFFA INDUSTRIES, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

(In thousands)

(Unaudited)

Fiscal 2007:

	Equipment Segment	Packaging Materials Segment	Consolidated
Three months ended June 30, 2007:
Net revenue	$72,858	$95,767	$168,625
Cost of sales	42,605	83,227	125,832

Gross profit	30,253	12,540	42,793
Operating expenses	28,715	9,102	37,817

Net income from continuing operations	$1,538	$3,438	$4,976

Nine months ended June 30, 2007:
Net revenue	$180,073	$283,574	$463,647
Cost of sales	105,203	245,251	350,454

Gross profit	74,870	38,323	113,193
Operating expenses	79,974	26,759	106,733

Net (loss) income from continuing operations	$(5,104)	$11,564	$6,460

Fiscal 2006:
	Equipment Segment	Packaging Materials Segment	Consolidated
Three months ended July 1, 2006:
Net revenue	$71,054	$98,881	$169,935
Cost of sales	40,215	86,116	126,331

Gross profit	30,839	12,765	43,604
Operating expenses	22,016	8,769	30,785
Gain on sale of assets	—	—	(4,544)

Net income from continuing operations	$8,823	$3,996	$17,363

Nine months ended July 1, 2006:
Net revenue	$264,888	$270,008	$534,896
Cost of sales	150,717	230,172	380,889

Gross profit	114,171	39,836	154,007
Operating expenses	65,633	24,548	90,181
Gain on sale of assets	—	—	(4,544)

Net income from continuing operations	$48,538	$15,288	$68,370